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                                                                    EXHIBIT 23.2






                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors and Stockholders
JetBlue Airways Corporation:

We consent to the inclusion in the registration statement (No. 333-82576) filed on Amendment No. 2 to Form S-1 of JetBlue Airways Corporation of our reports dated June 27, 2001, relating to the balance sheet of JetBlue Airways Corporation as of December 31, 2000, and the related statements of operations, convertible redeemable preferred stock and common stockholders' equity (deficit) and cash flows and the related schedule for each of the years in the two year period ended December 31, 2000, which reports are included herein.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP

Stamford, Connecticut
March 29, 2002